PERNIX GROUP, INC.

Amended and Restated Certificate of Designation

Series C Preferred Stock

Par Value $0.01 per share

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Pursuant to Section 242 of the

General Corporation Law of the State of Delaware

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Pursuant to Section 242 of the General Corporation Law of the State of Delaware, the approval of the holders of the outstanding shares of Series C Preferred Stock, and in accordance with provision of it’s Restated Certificate of Incorporation, Pernix Group, Inc., a Delaware Corporation, does hereby certify that:

 The undersigned Chief Executive Officer of Pernix Group, Inc., a Delaware corporation (hereinafter called the “Corporation”), DOES HEREBY CERTIFY that the following resolution has been duly adopted by unanimous written consent of the Board of Directors of the Corporation:

 RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation by the provisions of the Certificate of Incorporation of the Corporation (as amended from time to time, the “Certificate of Incorporation”), there hereby is created, out of the 5,500,000 shares of authorized Preferred Stock, par value $0.01 per share, of the Corporation authorized in Article Fourth of its Certificate of Incorporation (the “Preferred Stock”), a series of Preferred Stock of the Corporation consisting of 4,000,000 shares, which series shall be designated as “Series C Preferred Stock” and shall have the following powers, designations, preferences and relative, participating, optional or other rights, and the following qualifications, limitations and restrictions:

 1. Designation; Number of Shares; Par Value; Rank. The shares of such series will be designated as “Series C Cumulative Convertible Preferred Stock” (the “Series C Preferred Stock”). The number of shares of Series C Preferred Stock will be limited to Four Million Shares (4,000,000). The Series C Preferred Stock will have a par value of $0.01 per share.  The Series C Preferred Stock will rank, with respect to dividend rights and rights on liquidation, winding up and dissolution, (a) senior to the common stock, par value $0.01 per share, of the Corporation (the “Common Stock”) and each other class of capital stock or series of preferred stock established after the date of this Certificate of Designations that does not expressly provide that it ranks senior to or on parity with the Series C Preferred Stock as to dividend rights and rights on liquidation, winding up and dissolution (collectively referred to as “Junior Securities”), (b) on a parity with the Series A Preferred Stock, par value $0.01, and Series B Preferred Stock, par value $0.01, of the Corporation and each other class of capital stock or series of preferred stock issued by the Corporation established after the date of this Certificate of Designations that expressly provides that such series will rank on a parity with the Series C Preferred Stock as to dividend rights and rights on liquidation, winding up and dissolution (collectively referred to as “Parity Securities”) and (c) junior to each other class of capital stock or series of preferred stock established after the date of this Certificate of Designations that expressly provides that such series will rank senior to the Series C Preferred Stock as to dividend rights and rights on liquidation, winding up and dissolution (collectively referred to as “Senior Securities”).

 2. Voting Rights.

 (a)The holders of the Series C Preferred Stock will have no voting power whatsoever, except as otherwise provided in this Certificate or by the Delaware General Corporation Law (the “DGCL”).

 (b)To the extent that under this Certificate or the DGCL the vote of the holders of the Series C Preferred Stock, voting separately as a class or series, is required to authorize a given action of the Corporation, the affirmative vote or consent of the holders of at least a majority of the then-outstanding shares of the Series C Preferred Stock represented at a duly held meeting at which a quorum is present or by written consent of the holders of a majority of the outstanding shares of Series C Preferred Stock (except as otherwise may be required under the DGCL) will constitute the approval of such action by the class.  To the extent that under this Certificate or the DGCL holders of the Series C Preferred Stock are entitled to vote on a matter with holders of Common Stock, voting together as one class, each share of Series C Preferred Stock will be entitled to a number of votes equal to the number of shares of Common Stock into which it is then convertible, using the record date for the taking of such vote of stockholders as the date on which the number of shares is calculated.

 3. Dividend Rights.

 (a)From and after the date of July 1, 2015, the holders of outstanding shares of Series C Preferred Stock will be entitled to receive, when, as and if declared by the Board of Directors of the Corporation, to the extent permitted under the General Corporation Law of the State of Delaware and before any dividend or other distribution is declared or paid with respect to outstanding Junior Securities, cumulative dividends payable bi-annually in arrears on January 1 and July 1 in each year (each of such dates is referred to herein as a "Dividend Payment Date" and the period between consecutive Dividend Payment Dates is referred to herein as a "Dividend Period") commencing July 1, 2016. From July 1, 2015 through July 1, 2016 all dividends accrued will be paid to the holders of Series C Preferred stock in the form of the Common Stock valued solely for the purposes of this section equal to $4.48 USD per share. The dividend rate on outstanding shares of Series C Preferred Stock will be $.80 per share per annum, computed on the basis of a 365-day year and the actual number of days elapsed in each Dividend Period. In the event of a dividend paid with the Common Stock, the total dividend amount owed to the holders of Series C will be divided by the $4.48 USD per common share rate to establish the number of shares of Common Stock to be distributed as a dividend, any fractional shares will be rounded up to the nearest whole number.

 (b)Dividends on outstanding shares of Series C Preferred Stock pursuant to clause (a) above will be fully cumulative and will accrue, whether or not declared, from the respective dates of issuance of such shares of Series C Preferred Stock until so paid.  Accumulated unpaid dividends for past Dividend Periods may be declared by the Board of Directors of the Corporation and paid to the holders of record of outstanding shares of Series C Preferred Stock as their names will appear on the stock register of the Corporation on such record date, as will be fixed by the Board of Directors, but not more than sixty or less than ten days preceding each such Dividend Payment Date, whether or not such date is a Dividend Payment Date.  No interest or sum of money in lieu of interest will be payable in respect of any accumulated unpaid dividends on outstanding shares of Series C Preferred Stock.

 (c)So long as any shares of Series C Preferred Stock are outstanding, the Corporation will not (i) declare, pay or set apart for payment any dividend on any outstanding Junior Securities, (ii) make any payment on account of, or set apart for payment, money for a sinking or other similar fund for the purchase, redemption, retirement or other acquisition for value of any of, or redeem, purchase, retire or otherwise acquire for value any of the outstanding Junior Securities or any convertible securities, warrants, rights, calls or options exercisable for or convertible into any Junior Securities or (iii) make any distribution in respect of any outstanding Junior Securities or any convertible securities, warrants, rights, calls or options exercisable for or convertible into any Junior Securities, unless prior to or concurrently with such declaration, payment, setting apart for payment, purchase, redemption, retirement, other acquisition for value or distribution, as the case may be, all accrued and unpaid dividends, if any, on outstanding shares of Series C Preferred Stock not paid with respect to all Dividend Periods theretofore ended will have been paid in full.

 (d)Subject to the foregoing provisions of this Section 3, the Board of Directors of the Corporation may declare and the Corporation may pay or set apart for payment dividends and other distributions on any Junior Securities and may purchase or otherwise acquire any Junior Securities or any convertible securities, warrants, rights, calls or options exercisable for or convertible into any Junior Securities and the holders of outstanding shares of Series C Preferred Stock will not be entitled to share therein; provided, however, that the Corporation will not declare or pay any dividend or make any other distribution on any outstanding Junior Securities if the net assets of the Corporation after the payment of such dividend would be insufficient to pay to the holders of the outstanding shares of Series C Preferred Stock the entire amount of the liquidation preference to which such holders are entitled pursuant to the provisions of Section 4 below.

 4.  Liquidation Rights.

 (a)In the event of (i) any voluntary or involuntary liquidation, dissolution, winding up or reorganization of the Corporation (whether or not followed by reincorporation of another corporation), (ii) the giving of written notice to the Corporation at its principal executive office by the holders of not less than a majority of the Series C Preferred Stock prior to the sale or transfer of all or substantially all of the assets of the Corporation or (iii) the giving of written notice to the Corporation at its principal executive office by the holders of not less than a majority of the Series C Preferred Stock prior to the merger or consolidation of the Corporation with and into any corporation  or other legal entity, or a merger of any corporation or other legal entity with or into the Corporation if, in the case of such merger or consolidation, immediately after such merger or consolidation, the stockholders of the Corporation immediately prior thereto own, in the aggregate, capital stock of the surviving or resulting corporation not having the voting power to elect a majority of the board of directors of such corporation (any of the foregoing, a “Liquidation”), before any payment or distribution of assets is made on any Junior Securities or the Common Stock, but after payment or provision for payment of the Corporation's debts and other liabilities and any payments and distributions payable to the holders of any Senior Securities issued in accordance with Section 1, the holders of the Series C Preferred Stock will receive a Liquidation Preference (as defined in Section 4(b)) and will be entitled to receive all dividends that have been declared but unpaid through the date of distribution, and the holders of any Parity Securities will be entitled to receive the full respective liquidation preferences (including any premium) to which they are entitled and will receive dividends that have been declared but unpaid with respect to their respective shares through the date of distribution.  If, upon such Liquidation, the assets of the Corporation are insufficient to pay in full the amounts described above as payable with respect to the Series C Preferred Stock and any Parity Securities, the holders of the Series C Preferred Stock and such Parity Securities will share ratably in any such distribution of assets of the Corporation, first in proportion to their respective liquidation preferences, until such preferences are paid in full, and then in proportion to their respective amounts of declared but unpaid dividends.  After payment of any such Liquidation Preference and declared dividends, the shares of Series C Preferred Stock will not be entitled to any further participation in any distribution of assets by the Corporation.  On the date on which the Liquidation Preference is paid in full, all rights of the holder of such share of Series C Preferred Stock, including any conversion right pursuant to Section 6, will cease, and such share of Series C Preferred Stock will not be deemed to be outstanding.  Any shares of Series C Preferred Stock that receive a full Liquidation Preference will be cancelled and will not be reissued, sold or transferred.

 (b)The “Liquidation Preference” will be equal to $10.00 per share of Series C Preferred Stock, as adjusted pursuant to this Section 4(b).  The Liquidation Preference will be adjusted proportionately in the event that shares of Series C Preferred Stock are subdivided into a greater number or combined into a lesser number.

 (5) Redemption.

 (a)Option Redemption. The Corporation, at its option, may redeem, in whole or in part, at any time and from time to time, out of funds legally available therefor, any outstanding shares of Series C Preferred Stock, upon notice given as provided in Section 5(b) below, at a redemption price equal to the Liquidation Preference.

 (b)Notice of Redemption. Notice of every redemption of Series C Preferred Stock shall be given by first class mail, postage prepaid, addressed to the holders of record of the shares to be redeemed at their respective last address appearing on the books of the Corporation. Such mailing shall take place not less than 30 days prior to the date fixed for redemption. Any notice mailed as provided in this Subsection shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure to duly give notice by mail, or any other defect in such notice or in the mailing thereof, to holders of outstanding shares of Series C Preferred Stock, shall not affect the validity of the proceedings for the redemption of any other shares of Series C Preferred Stock.

 (c)Partial Redemption. In case of any redemption of part of the then outstanding shares of Series C Preferred Stock, the shares to be redeemed shall be selected either pro rata or in such other manner as the Board of Directors of the Corporation or a duly authorized committee thereof may determine to be fair and equitable. If fewer than all the shares represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without charge to the holder thereof.

 (d)Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been deposited by the Corporation, in trust for the pro rata benefit of holders of shares called for redemption. Notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date, dividends shall cease to accrue on all shares so called for redemption, all shares so called for redemption shall no longer be deemed outstanding and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption  date, without interest. Any funds unclaimed on the two year anniversary of the redemption date shall, to the extent permitted by law, be released to the Corporation, after which time the holders of the then redeemed shares shall look only to the Corporation for payment of the redemption price of the shares.

 (6) Conversion.

 (a)General.  The Corporation at its option, can convert each share of Series C Preferred Stock for Common Stock upon 30 days written notice to the holder of said shares Series C Preferred Stock.  Each share of Series C Preferred Stock will be convertible into one share of Common Stock (the “Conversion Rate”) subject to adjustment as described in Section 6(b) below. Dividends will cease to accrue on shares of Series C Preferred Stock on the date of conversion.

 (b)Antidilution Provisions.  After the date hereof, the Conversion Rate is subject to adjustment from time to time as follows:

i)  In case the Corporation will pay a dividend in shares of Common Stock to holders of Common Stock or will make a distribution in shares of Common Stock to holders of Common Stock, the Conversion Rate in effect at the opening of business on the business day following the record date fixed for determining the holders of Common Stock entitled to receive such dividend or other distribution will be increased by multiplying such Conversion Rate by a fraction, the numerator of which will be the sum of the number of shares of Common Stock outstanding at the close of business on the record date fixed for such determination plus the total number of shares of Common Stock constituting such dividend or other distribution and the denominator of which will be the number of shares of Common Stock outstanding at the close of business on the record date fixed for such determination, such increase to become effective immediately after the opening of business on the business day following the record date fixed for such determination.  For the purposes of this subparagraph, the number of shares of Common Stock at any time outstanding will not include shares held in the treasury of the Corporation.  The Corporation will not pay any dividend or make any distribution on shares of Common Stock held in the treasury of the Corporation.

ii)  In case the outstanding shares of Common Stock will be subdivided into a greater number of shares of Common Stock, the Conversion Rate in effect at the opening of business on the business day following the date upon which such subdivision becomes effective will be proportionately increased and conversely, in case the outstanding shares of Common Stock will be combined into a smaller number of shares of Common Stock, the Conversion Rate in effect at the opening of business on the business day following the date upon which such combination becomes effective will be proportionately reduced, such increase or reduction, as the case may be, to become effective immediately after the opening of business on the business day following the date upon which such subdivision or combination becomes effective.

iii)  No adjustment in the Conversion Rate will be required unless such adjustment would require an increase or decrease of at least 1% of such rate; provided, however, that any adjustments that by reason of this subparagraph are not required to be made will be carried forward and taken into account in any subsequent adjustment and provided, further, that adjustment will be required and made in accordance with the provisions of this subsection (b) (other than this subparagraph) not later than such time as may be required in order to preserve the tax-free nature of a distribution to the holders of shares of Common Stock.  At its option, the Corporation also may make such other increase in the Conversion Rate as the Board of Directors deems advisable to avoid or diminish any income tax to holders of Common Stock resulting from any deferral in the adjustment of the Conversion Rate pursuant to this Section 6(b)(iii).  All calculations will be made to the nearest cent.

iv)  Whenever the Conversion Rate is adjusted as herein provided, the Corporation will promptly mail an officer's certificate signed by the Chief Financial Officer (or, if there be none, the Treasurer) of the Corporation setting forth the Conversion Rate after such adjustment and setting forth a brief statement of the facts requiring such adjustment and the manner of computing same, which certificate will constitute conclusive evidence, absent manifest error, of the correctness of such adjustment.  If the calculation of the adjustment requires a determination by the Board of Directors, such certificate will include a copy of the resolution of the Board of Directors relating to such determination.  The certificate will be mailed to each holder of shares of Series C Preferred Stock at their last address as the same appears in the stock register of the Corporation.

v)  Notwithstanding any provisions of this paragraph (b) to the contrary, the issuance of shares of Common Stock or options therefor pursuant to any employee benefit plan or program of the Corporation or the issuance of any common stock purchase warrant in a transaction where the Board of Directors has unanimously determined that the principal objective of such transaction is other than capital raising, will not cause any adjustment to the Conversion Rate.

 (c)Consolidation, Merger or Sale of Assets.  In case of any of the following which does not constitute a Liquidation:  (i) any recapitalization or reclassification of shares of Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, as a result of a subdivision or combination of the Common Stock), (ii) any consolidation or merger of the Corporation with or into another person or any merger of another person into the Corporation (other than a merger that does not result in a reclassification, conversion, exchange or cancellation of outstanding shares of Common Stock), (iii) any sale or transfer of all or substantially all of the assets of the Corporation or (iv) any compulsory share exchange, pursuant to which any holders of Common Stock will be entitled to receive other securities, cash or other property, then each holder of a share of Series C Preferred Stock then outstanding will have the right thereafter to convert such share only into the kind and amount of securities, cash and other property receivable upon such consolidation, merger, sale, transfer, recapitalization, reclassification or share exchange by a holder of the number of shares of Common Stock into which such share of Series C Preferred Stock might have been converted immediately prior to such consolidation, merger, sale, transfer, recapitalization, reclassification or share exchange.  The Corporation formed by such consolidation or resulting from such merger or that acquires such assets or that acquires the Corporation's shares, as the case may be, will make provisions in its certificate or articles of incorporation or other constituent document to establish such right.  Such certificate or articles of incorporation or other constituent document will provide for adjustments that, for events subsequent to the effective date of such certificate or articles of incorporation or other constituent document, will be as nearly equivalent as may be practicable to the relevant adjustments provided for in this subsection (c) and subsection (b) of this Section 6.

 In case (x) the Corporation will take any action that would result in an adjustment to the Conversion Rate, (y) of any consolidation, merger or share exchange to which the Corporation is a party and for which approval of any stockholders of the Corporation is required or of the sale or transfer of all or substantially all of the assets of the Corporation or (z) of the Liquidation of the Corporation, then the Corporation will cause to be mailed to all holders of shares of Series C Preferred Stock at each such holder's last address as the same appears in the stock register of the Corporation, at least ten days prior to the applicable record or effective date hereinafter specified, a notice stating (A) the date on which a record is to be taken for the purpose of such actions or, if a record is not to be taken, the date as of which the holders of Common Stock of record are to be determined or (B) the date on which any such consolidation, merger, share exchange, sale, transfer or Liquidation is expected to become effective and, if applicable, the date as of which it is expected that holders of Common Stock of record will be entitled to exchange their shares of Common Stock for securities, cash or other property deliverable upon such consolidation, merger, share exchange, sale, transfer or Liquidation.  Neither the failure to give such notice nor any defect therein will affect the legality or validity of the proceedings described in this subsection (c).

 (d)Mechanics of Conversion. Notice of every conversion of Series C Preferred Stock shall be given by first class mail, postage prepaid, addressed to the holders of record of the shares to be converted. Such mailing shall take place not less than 30 days prior to the date fixed for the conversion.  The notice shall provide each holder of Series C Preferred, a duly endorsed Common Stock certificates in accordance with the appropriately calculated conversion rates and accompanied by a transfer instrument sufficient to transfer the Series C Preferred Stock being converted to the Corporation free of any adverse interest. Such holder will surrender the certificate or certificates for the Series C Preferred Stock to be converted to the Corporation.  Notwithstanding any certificate that has not been surrendered by the date fixed for conversion, the converted shares of Series C Preferred Stock shall no longer be deemed outstanding and all rights with respect to such shares shall forthwith on such conversion date cease and terminate, except only the right of the holders thereof to receive shares of the  Common Stock.

 (e)Partial Conversion. In  case of any conversion of less than all of the then outstanding shares of Series C Preferred Stock, the shares to be redeemed shall be selected either pro-rata or in such other manner as the Board of Directors of the Corporation or a duly authorized committee thereof may determine to be fair and equitable. If fewer than all the shares represented by any certificate are converted a new certificate shall be issued representing the unconverted shares without charge to the holder thereof.

 (f)Dividends; Taxes.  In the case of any share of Series C Preferred Stock that is converted after any record date with respect to the payment of a dividend on the Series C Preferred Stock and on or prior to the dividend payment date with respect to such dividend, the dividend due on such dividend payment date will be payable to the holder of record of such share of Series C Preferred Stock as of such record date notwithstanding such conversion.  Except as provided in this subsection, holders of Series C Preferred Stock will not be entitled to any payment or adjustment on account of accrued and unpaid dividends on shares of Series C Preferred Stock surrendered for conversion or for dividends, the record date for which was prior to the date of conversion, on the shares of Common Stock issued upon such conversion.

 The Corporation will pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the issuance or delivery of shares of Common Stock on conversions of shares of Series C Preferred Stock pursuant hereto; provided, however, that the Corporation will not be required to pay any tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Common Stock in a name other than that of the holder of the shares of Series C Preferred Stock to be converted or redeemed, and no such issuance or delivery will be made unless and until the person requesting such issuance or delivery has paid to the Corporation the amount of such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

 (g)No Impairment.  The Corporation will not, through any reorganization, transfer of assets, consolidation, merger, dissolution, issuance or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this Section 6 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series C Preferred Stock against impairment.

 (7) Status of Reacquired Shares.  If shares of the Series C Preferred Stock are redeemed pursuant to Section 5 or converted pursuant to Section 6 hereof, the shares so redeemed or converted will, upon compliance with any statutory requirements, assume the status of authorized but unissued shares of Preferred Stock of the Corporation.

 (8) Reservation and Issuance of Shares.  As long as any shares of Series C Preferred Stock remain outstanding, the Corporation agrees to keep reserved for issuance in connection with the conversion of the Series C Preferred Stock at all times a number of authorized but unissued shares of Common Stock at least equal to the total number of shares of Common Stock issuable upon conversion of all of the Series C Preferred Stock outstanding at such time.  The Corporation covenants and agrees that all shares of Common Stock that may be issued upon conversion of shares of Series C Preferred Stock will, upon issuance, be duly and validly issued, fully paid and non-assessable, free of all liens and charges and not subject to any preemptive rights.

 (9) Notices.  All notices, demands and other communications hereunder will be in writing and will be deemed to have been duly given if delivered by hand or when sent by telex or telecopier (with receipt confirmed), provided a copy is also sent by reputable overnight courier, addressed (a) in the case of a holder of the Series C Preferred Stock, to such holder's address of record and (b) in the case of the Corporation, to the Corporation's principal executive offices to the attention of the Corporation's Secretary.

 IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Designations to be signed by its President and Chief Executive Officer on this 29th day of June, 2015.

 /s/Nidal Z. Zayed

 Nidal Z. Zayed

 President and Chief Executive Officer